Exhibit 99.1

Gastar Announces Results for the Second Quarter of 2008 and Provides Operational Update

HOUSTON--(BUSINESS WIRE)--Gastar Exploration Ltd. (AMEX:GST) and (TSX:YGA) today reported financial and operational results for the three and six months ended June 30, 2008.

Second Quarter Results

Net income for the second quarter of 2008 was $546,000, or $0.00 per basic and diluted share, compared to net income of $4.4 million, or $0.02 per basic and diluted share, for the second quarter of 2007. The second quarter of 2008 included a $513,000 unrealized natural gas hedging loss. Net income for the second quarter of 2007 included a gain on the sale of unproved natural gas and oil properties of $38.9 million, which was partially offset by a non-cash full cost ceiling impairment of natural gas and oil properties of $28.5 million. Excluding the effect of these items in both years, Gastar would have had second quarter income of $1.1 million, or $0.01 per share, for 2008, compared to a loss of $6.0 million, or $0.03 per share, for the second quarter of 2007.

Net cash flow from operations for the second quarter of 2008 was $10.0 million, a significant increase over $5.4 million for the second quarter of 2007.

Natural gas and oil revenues doubled to $15.9 million, excluding the unrealized hedging loss, for the second quarter of 2008, compared to revenues of $8.0 million for the second quarter of 2007. Of the increase, 49% was due to a 49% increase in production, primarily in East Texas, and 51% of the increase was due to a 34% increase in realized prices.

Average daily production increased to 22.5 MMcfe/d in the second quarter of 2008, compared to 15.1 MMcfe/d for the second quarter of 2007. As anticipated, second quarter 2008 production was down from first quarter 2008 production of 26.5 MMcfe/d due to the natural decline in production volumes and timing of completing new wells.

During the second quarter of 2008, approximately 61% of our total natural gas production was hedged. The realized effect of hedging on natural gas sales was a decrease in revenues of $2.6 million, resulting in a decrease in the average price per Mcf received from $9.01 to $7.71, compared to an average realized price for natural gas of $5.75 per Mcf in the second quarter of 2007. The Company has approximately 50% of its remaining 2008 estimated natural gas production hedged and 24% of its 2009 estimated natural gas production hedged, as of June 30, 2008.

Lease operating expense (LOE) was $2.4 million, or $1.18 per Mcfe, for the second quarter of 2008, compared to $1.5 million, or $1.10 per Mcfe, for the second quarter of 2007. The increase in total LOE was due to an increase in Texas workover costs, coupled with higher production volumes. During the 2008 second quarter, workover costs totaled $952,000, or $0.47 per Mcfe, as compared to $276,000, or $0.20 per Mcfe, for the same period in 2007. Excluding workover costs, LOE for the three months ended June 30, 2008 was $0.71 per Mcfe, as compared to $0.90 per Mcfe for the same period in 2007.

Operations Review and Update

During the quarter ended June 30, 2008, the Company completed two Bossier wells for a 100% success rate. For the three and six months ended June 30, 2008, net production from the Hilltop area averaged 16.4 MMcfe per day and 18.6 MMcfe per day, respectively. Capital expenditures for the second quarter of 2008 in East Texas were approximately $38.0 million, including $25.7 million related to the look-back litigation settlement allocated to unproved property costs. Currently, we are drilling one lower Bossier well, the Belin #1, (an offset to the Wildman #3) and one middle Bossier well, the Lone Oak Ranch #7, (an offset to the LOR #6). If successful, both of these wells are expected to begin producing natural gas in November 2008. For the balance of 2008, we anticipate a two-rig drilling program in East Texas focused on drilling Bossier wells offsetting recent successful wells.

Gastar is pleased to announce a new strategic asset in the Marcellus Shale in northern West Virginia and southwestern Pennsylvania. In late 2007, the Company began acquiring acreage in the Marcellus Shale and to date has acquired approximately 31,200 gross acres, with the intent, based on deals currently being finalized, of increasing our acreage position in this area to over 40,000 gross acres by early September 2008. The Company’s initial activities in this area will include drilling 12 to 18 shallow wells in 2008 that will allow us to hold a portion of our acreage with production. The held-by-production (HBP) acreage, plus the long-term leases comprising our remaining acreage position, will allow us time to further evaluate the optimal development and production strategy for this developing shale play. To date, we have drilled five shallow wells that we anticipate will be on production by late in the third quarter.

In New South Wales, Australia, the 20-well exploration and appraisal corehole drilling program that Gastar and our joint venture partner on the PEL 238 concession initiated in early 2008 has met with early success. We have successfully completed the drilling of the first three test coreholes, the Dewhurst #2, #3 and #4, in a 20-corehole exploration and appraisal drilling program. The results of the coreholes confirmed the presence of a thick Bohena coal seam developed to the south and east of the Bibblewindi pilot production area. We are currently drilling the Dewhurst #7 corehole and expect to drill between four and six additional coreholes by year-end. Additionally, we plan to drill four to five production pilot wells in the next 12 months.

Importantly, the final permitting and construction of the 33-kilometer gathering system from our production pilot areas to the Wilga Park Power Station remains on schedule to allow first commercial sales by December 2008 or January 2009. On June 30, we announced our acquisition of a 35% interest in the Wilga Park Power Station from our joint venture partner, Eastern Star Gas Limited (ASX: ESG) for US$3.25 million. The acquisition also includes a 35% working interest in Petroleum Production License 3, which contains the Coonarah conventional gas field.

In the Powder River Basin, our average net production remained steady at approximately 5.5 MMcf/d. Although no new wells were drilled in the second quarter, activity is expected to increase in the second half of 2008.

“Gastar has been quite active over the past year positioning the company for further growth and for the creation of significant value for our shareholders,” J. Russell Porter, Gastar's Chairman, President and CEO stated. “Our continued success in the deep Bossier play, along with the positive results in New South Wales and our new Marcellus Shale acreage, positions Gastar for significant reserve growth and coinciding increases in shareholder value. We have continued to refine our East Texas drilling program and just started a second Bossier well using the slim-hole drilling technology that significantly reduced our drilling costs in the LOR #6 well.

“Though Texas production in the second quarter was down from the previous quarter, we anticipate continued growth in Texas volumes for the remainder of 2008 as we move toward another year of record production.

“In New South Wales, we are excited to be moving our coal seam gas project towards first sales around year-end. The early results of our corehole pilot program have been very encouraging, and we are looking forward to getting the multi-lateral production program underway in September.

“We are also very enthusiastic about the growth potential of our Marcellus Shale position in Appalachia. We believe we have established an attractive acreage position in the core area for the Marcellus play, with a concentration in northern West Virginia and southwest Pennsylvania where operational issues regarding water sources, water disposal and gas transportation are likely to be minimized. Initially, our position will require limited initial capital expenditures while allowing Gastar to capture a significant resource potential in one of the true up-and-coming resource plays in North America. Our strategy and the location of our assets will also allow Gastar to benefit from the efforts of other E&P and service companies as the operational challenges in the Marcellus play are resolved,” Porter said.

Gastar Exploration Conference Call

Gastar Exploration’s management team will hold a conference call on Tuesday, August 12, 2008 at 9:30 a.m. Eastern Time (8:30 a.m. Central Time), to discuss these results. To participate in the call, dial (303) 262-2141 at least 10 minutes before the start of the call and ask for the Gastar Exploration conference call. A replay will be available approximately two hours after the call ends and will be accessible through August 19, 2008. To access the replay, dial (303) 590-3000 and enter the pass code 11116435#.

The call will also be webcast live over the Internet at www.gastar.com. To listen to the live call on the Web, please visit Gastar’s Web site at least 10 minutes before the start of the call to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail at dmw@drg-e.com.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and concentrated on over 6.0 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238, PEL 433 and PEL 434) located in New South Wales. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer:

This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company’s Annual Report on Form 10-K, as filed on March 17, 2008 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

Tables to Follow

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(in thousands,except sharesand per share data)
REVENUES:
Natural gas and oil revenues	$15,884	$7,956	$32,730	$15,471
Unrealized natural gas hedge loss	(513)	-	(1,926)	-
Total revenues	15,371	7,956	30,804	15,471

EXPENSES:
Production taxes	474	220	743	514
Lease operating expenses	2,408	1,514	3,950	3,209
Transportation and treating	498	339	957	662
Depreciation, depletion and amortization	5,890	5,443	12,299	9,784
Impairment of natural gas and oil properties	-	28,514	-	28,514
Accretion of asset retirement obligation	82	72	164	138
Mineral resource properties	-	(136)	-	(123)
General and administrative expenses	4,064	3,519	8,339	10,311
Litigation settlement expense	-	-	-	1,365
Total expenses	13,416	39,485	26,452	54,374

INCOME (LOSS) FROM OPERATIONS	1,955	(31,529)	4,352	(38,903)

OTHER (EXPENSES) INCOME:
Interest expense	(1,889)	(3,738)	(3,985)	(7,681)
Investment income and other	481	772	1,304	1,135
Gain on sale of unproved natural gas and oil properties	-	38,872	-	38,872
Foreign transaction loss	(1)	3	(38)	2

INCOME (LOSS) BEFORE INCOME TAXES	546	4,380	1,633	(6,575)
Provision for income taxes	-	-	-	-

NET INCOME (LOSS)	$546	$4,380	$1,633	$(6,575)

NET INCOME (LOSS) PER SHARE:
Basic	$0.00	$0.02	$0.01	$(0.03)
Diluted	$0.00	$0.02	$0.01	$(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	207,098,570	201,918,634	207,098,570	198,488,244
Diluted	207,475,168	201,918,634	207,475,168	198,488,244

GASTAR EXPLORATION LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
	June 30,	December 31,
	2008	2007
	(Unaudited)
	(in thousands)
Current Assets:
Cash and cash equivalents	$42,016	$85,854
Other	10,883	6,967
Total current assets	52,899	92,821
Total property, plant and equipment, net	216,596	157,120
Total other assets	9,962	11,809
Total assets	$279,457	$261,750

LIABILITIES AND SHAREHOLDERS' EQUITY

Total current liabilities	$50,236	$29,405
Long-term debt, less current maturities	129,839	132,685
Other long-term liabilities	7,422	4,391
Total shareholders' equity	91,960	95,269
Total liabilities and shareholders' equity	$279,457	$261,750

PRODUCTION AND PRICES

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Production:
Natural gas (MMcf)	2,036	1,358	4,442	2,611
Oil (MBbl)	2	2	3	6
Total (MMcfe)	2,046	1,372	4,459	2,644

Total (MMcfed)	22.5	15.1	24.5	14.6

Average sales prices:
Natural gas (per Mcf), including impact of realized hedging activities	$7.71	$5.75	$7.30	$5.80
Oil (per Bbl)	$105.43	$63.06	$102.00	$58.49

COMMODITY HEDGING AS OF JULY 1, 2008

Date	Period	Derivative Instrument (1)	Hedge Strategy	Notional Daily Volume	Total of Notional Volume	Floor Price	Ceiling Price	Index	Production Area Hedged
				(MMBtu)	(MMBtu)	(MMBtu)	(MMBtu)
09/21/07	Cal 08	CC	Cash flow	2,000	368,000	$5.50	$7.50	CIG (3)	WY
12/12/07	Cal 08	CC	Cash flow	5,000	920,000	$6.75	$8.00	HSC (2)	TX
01/03/08	Cal 08	CC	Cash flow	5,000	920,000	$7.00	$8.88	HSC (2)	TX
01/18/08	Cal 08	CC	Cash flow	800	147,200	$6.00	$7.90	CIG (3)	WY
02/19/08	Cal 09	CC	Cash flow	5,000	1,825,000	$8.00	$9.30	HSC (2)	TX
04/24/08	Cal 09	CC	Cash flow	5,000	1,825,000	$9.00	$11.85	HSC (2)	TX

(1) Costless collars.
(2) East-Houston-Katy - Houston Ship Channel.
(3) Inside FERC Colorado Interstate Gas, Rocky Mountains.

CONTACT:
Gastar Exploration Ltd.
Michael Gerlich, 713-739-1800
Vice President and CFO
mgerlich@gastar.com
or
Investor Relations Counsel:
DRG&E
Lisa Elliott, 713-529-6600
lelliott@drg-e.com
or
Anne Pearson, 713-529-6600
apearson@drg-e.com